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                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

RadView Software, Inc., a New Jersey corporation
RadView Software (UK) Ltd., a United Kingdom corporation
RadView Software Gmbll, a German corporation
RadView Software AB, a Sweden corporation